I harriet smith windsor secretary of state of the state of Delaware do hereby certify the attached is a true and correct copy of the certificate of amendment of jack in the box inc. filed in this office on the twenty-first day of September, ad 2007 at 6:46 o’clock pm.A filed copy of this certificate has been forwarded to the new castle county recorder of deeds. Harriet smith Windsor, secretary of state authentication: 6020108 date: 09-21-07

State of delaware secretary of state division of corporations delivered 07:11 PM 09/21/2007 Filed 06:46 PM 09/21/2007 SRV 071042279 – 0773942 FILE Certificate of amendment Of restated certificate of incorporation of jack in the inc., a Delaware corporation Jack in the box inc., a corporation organized and existing under and by virtue of the laws of state of Delaware (the “corporation”) pursuant to the provisions of the general corporation law of state of Delaware (the DGCL) does hereby certify that: 1: article VI, section A of the corporation’s amended and restated certificate of incorporation (the certificate of incorporation) is hereby amended and restated in its entirety as follows: A. the total number of shares which the corporation shall have authority to issue is one hundred ninety million (190,000,000) shares, consisting of one hundred seventy-five million (175,000,000) shares of common stock, par value $.01 per share (the common stock), and fifteen million (15,000,000) shares of preferred stock, par value $.01 per share (the preferred stock). 2. the foregoing amendment to the certificate of incorporation has been duly adopted by the corporation’s board of directors and stockholders in accordance with the provisions of sections 242 and 228 of the general corporation law of the state of Delaware. 3. this amendment to the corporation’s amended and restated certificate of incorporation shall be effective on and as of the date of filing of this certificate of amendment with the secretary of state of the state of Delaware. In witness whereof, jack in the box inc. has caused this certificate of amendment to be signed by the undersigned, thereunto duly appointed, this 21st day of September, 2007. Jack in the box inc. name: paul l. Schultz title: president & chief operating officer